Exhibit 10.8

MIDERA FOOD PROCESSING, INC.

2026 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of [DATE] (the “Date of Grant”) is entered into by and between Midera Food Processing, Inc., a Delaware corporation (the “Company”) and            (the “Grantee” and, together with the Company, the “Parties”).

RECITALS

Pursuant to the Midera Food Processing, Inc. 2026 Long-Term Incentive Plan (the “Plan”), the Board of Directors of the Company (the “Board”) and the Compensation Committee of the Board (the “Committee”), as the administrators of the Plan, have determined to grant to the Grantee Restricted Stock Units (the “RSUs”) that will settle in shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) subject to the vesting, restrictions and other terms and conditions set forth herein, and hereby grants such RSUs. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Plan.

NOW, THEREFORE, the Parties hereto agree as follows:

1.  Grant of RSUs. The Company hereby grants to the Grantee a number of RSUs equal to       (the “Grant”), pursuant to the terms and conditions of this Agreement and the Plan, all of which shall be subject to time-based vesting pursuant to Section 2(a) of this Agreement. Each RSU represents the right to receive one (1) share of Common Stock under the terms and conditions of this Agreement. The Grant hereunder is subject to and conditioned upon the Grantee’s execution and delivery of the Confidentiality, Assignment of Business Ideas and Non-Competition Agreement in the form attached here to as Schedule A (the “Confidentiality Agreement”); provided, however, if the Grantee has previously executed a Confidentiality Agreement, the Grantee hereby ratifies and confirms such agreement.

2.  Vesting.

(a) Time-Based Vesting. [The RSUs shall become vested as follows: one-third (1/3) of the RSUs shall vest on [DATE], rounded down to the nearest whole share, an additional one-third (1/3) of the RSUs shall vest on [DATE], rounded down to the nearest whole share, and the remaining one-third (1/3) shall vest on [DATE], subject to the Grantee’s continued employment with the Employer (as defined in the Plan) on each applicable vesting date, except as provided in Section 3(b) or 3(c) of this Agreement.]

(b) Adjustment. The number of RSUs set forth in Section 1 above are subject to adjustment in accordance with the terms of this Agreement and the Plan.

3.  Cessation of Employment; Change of Control.

(a) Forfeiture. If the Grantee’s employment with the Employer terminates for any reason other than those set forth in Section 3(b) of this Agreement, then (i) all rights of the Grantee with respect to the RSUs that have not vested shall immediately terminate, (ii) any such unvested RSUs and all rights therein shall be forfeited without payment of any consideration, and (iii) neither the Grantee nor any of the Grantee’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such unvested RSUs.

(b) Accelerated Vesting upon Certain Terminations of Employment. If the Grantee’s employment is terminated prior to any applicable vesting date set forth in Section 2(a), (A) by the Employer for reasons other than Cause (as defined in this Agreement or the Grantee’s employment agreement, if applicable), or (B) if applicable, pursuant to the Grantee’s employment agreement or participation in the Midera Food Processing, Inc. Executive Severance Plan, by the Grantee for Good Reason (as defined therein), then the vesting of the RSUs will immediately accelerate as of the date of such termination with respect to a portion thereof in an amount equal to (A) the total number of RSUs granted pursuant to this Agreement multiplied by a fraction, the numerator of which is the number of days the Grantee was employed from the beginning of the fiscal year in which the Date of Grant occurs to the date of such termination, and the denominator of which is 1,095, less (B) the number of RSUs granted pursuant to this Agreement that vested prior to the date of such termination, if any. Upon such termination of the Grantee’s employment, any RSUs awarded above the amount that becomes vested pursuant to this Section 3(b) will be forfeited to the Company without payment of any consideration therefor. For purposes of this Section 3(b), a termination of employment by the Employer for reasons other than Cause shall include a termination due to death or Disability of the Grantee.

(c) Accelerated Vesting upon Change of Control. In the event of a Change of Control, all of the RSUs, to the extent not then-vested, will immediately vest as of the date of such Change of Control.

4.  Voting and Dividend Equivalent Rights. The Grantee shall have no rights of a stockholder (including the right to distributions or dividends) until shares of Common Stock are delivered to the Grantee following vesting of the RSUs in accordance with Section 5 hereof.

5.  Delivery of Stock.

(a) Any shares of Common Stock in respect of RSUs that have vested in accordance with Section 2(a) of this Agreement shall be delivered to the Grantee by no later than thirty (30) business days following the applicable vesting date. No physical certificates evidencing the shares of Common Stock delivered in settlement of vested RSUs will be delivered to the Grantee. Instead, the shares of Common Stock delivered in settlement of vested RSUs will be evidenced by certificates held by or on behalf of the Company, in book-entry form, or otherwise, as determined by the Company.

(b) The Grantee further acknowledges and agrees that any shares of Common Stock that are delivered upon settlement of the RSUs in accordance with Section 5(a) hereof, shall not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by the Grantee until the earlier of (i) [DATE], or (ii) the occurrence of a Change of Control (in either case, the “Lapse Date.” Subject to Section 5(c) below, following the occurrence of the Lapse Date, such shares of Common Stock shall be freely transferable by the Grantee.

(c) By accepting the RSUs, the Grantee agrees not to sell shares of Common Stock delivered in settlement of any vested RSUs at a time when applicable laws or the Company’s rules prohibit a sale. This restriction will apply as long as the Grantee is an Eligible Participant (as defined in the Plan).

(d) Notwithstanding the foregoing, all of the RSUs will be automatically forfeited by the Grantee if the Grantee causes “Harm” (as defined below) to the Company prior to settlement. For purposes of this Agreement, “Harm” includes, any actions that adversely affect the Company’s financial standing, reputation, or products, or any actions involving personal dishonesty, a felony conviction related to the Company, or any material violation of any confidentiality or non-competition agreement with the Company, as determined in Company’s sole discretion.

(e) The Company shall have the right to refuse to deliver or transfer any shares of Common Stock under this Agreement if the Company acting in its absolute discretion determines that the issuance or transfer of such Common Stock might violate any applicable law or regulation.

6.  Taxes. The Grantee shall pay to the Company promptly upon request, at the time the Grantee recognizes taxable income in respect of the RSUs, an amount equal to the federal, state and/or local taxes the Company determines it is required to withhold under applicable tax laws with respect to the RSUs. In lieu of collecting payment from the Grantee, the Company may, in its discretion, withhold a number of shares of Common Stock otherwise deliverable upon settlement of vested RSUs with a fair market value equal to the amount of federal, state and local taxes required to be withheld under tax laws applicable for the Grantee’s taxing jurisdiction (but only up to the maximum amount allowed under such applicable taxing jurisdiction). The Grantee understands that the Grantee (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

7.  Data Privacy. The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Agreement and any other Grant materials by and among, as applicable, the Company and the Employer for the exclusive purpose of implementing, administering and managing participation in the Plan. The Grantee understands that the Company and any Employer may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. The Grantee understands that Data will be transferred to a third party stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Grantee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the

United States) may have different data privacy laws with a lower level of protection than the Grantee’s country. The Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Grantee authorizes the Company, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Grantee understands that he or she is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke his or her consent, the Grantee’s continuous employment and career with the Company or the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing consent is that the Company would not be able to grant the Grantee restricted stock units or other equity awards or administer or maintain such awards. Therefore, the Grantee understands that refusing or withdrawing consent may affect his or her ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative.

8.  Definitions. As used in this Agreement:

(a) “Cause” shall mean the Grantee’s (i) gross negligence, (ii) willful misconduct, (iii) breach of fiduciary duty involving personal profit, (iv) substance abuse, (v) commission of a felony or (vi) any action that constitutes Harm.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Disability” shall mean the Grantee’s physical or mental condition that renders the Grantee unable to substantially perform for a period of 90 aggregate days (regardless of whether or not continuous) during any 360-day period, Grantee’s regular responsibilities to the Company or the Employer, with or without a reasonable accommodation.

9.  Incorporation of Plan. This Agreement is made under the provisions of the Plan (which is incorporated herein by reference) and shall be interpreted in a manner consistent with it. To the extent that this Agreement is silent with respect to, or in any way inconsistent with, the terms of the Plan, the provisions of the Plan shall govern and this Agreement shall be deemed to be modified accordingly.

10.  Notices. Any notices required or permitted hereunder shall be addressed to the Company, at its principal offices, or to the Grantee at the address then on record with the Company, as the case may be, and deposited, postage prepaid, in the United States mail. Either party may, by notice to the other given in the manner aforesaid, change his or its address for future notices.

11.  Successor. This Agreement shall bind and inure to the benefit of the Company, its successors and assigns, and the Grantee and his personal representatives and beneficiaries.

12.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The Board shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Grantee and his personal and legal representatives in respect of any questions arising under the Plan or this Agreement.

13.  Recoupment. The RSUs shall be subject to any clawback or recoupment policies of the Company as in effect from time to time, or as otherwise required by law or the Nasdaq Stock Market Rules.

14.  Section 409A. The RSUs awarded pursuant to this Agreement are intended to be exempt from, or, in the alternative, comply with Code Section 409A. Any reference to a termination of employment shall be construed as a “separation from service” for purposes of Code Section 409A. If, at the time of Grantee’s separation from service (within the meaning of Code Section 409A), (i) the Grantee is a specified employee (within the meaning of Code Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Code Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Code Section 409A in order to avoid taxes or penalties under Code Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date pursuant to Section 5(a) of this Agreement but shall instead pay it, without interest, on the first business day after such six-month period or, if earlier, upon the Grantee’s death. Neither the Grantee nor the Company, individually or in combination, may accelerate any payment or benefit that is subject to Code Section 409A, except in compliance with Code Section 409A and the provisions of this Agreement, and no amount that is subject to Code Section 409A shall be paid prior to the earliest date on which it may be paid without violating Code Section 409A. Each payment of shares of Common Stock upon settlement of the RSUs under this Agreement, and each payment or benefit payable pursuant to the terms of the benefit plans, programs and policies of the Company, shall be considered a separate payment for purposes of Code Section 409A.

15.  No Assignment; Transferability. Notwithstanding anything to the contrary in this Agreement, neither this Agreement nor any rights granted herein shall be transferable or assignable by the Grantee. No rights granted under the Plan or this Agreement and no RSU granted pursuant to this Agreement shall be transferable by the Grantee other than by will or by the laws of descent and distribution prior to the time the Grantee’s interest in such RSU has become fully vested and the shares of Common Stock subject to such RSU have been delivered to the Grantee. Notwithstanding anything in this Agreement to the contrary, if the Grantee dies after the RSUs vest and before the shares of Common Stock subject thereto have been delivered to the Grantee, then the shares of Common Stock will instead be delivered to the Grantee’s beneficiary.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

MIDERA FOOD PROCESSING, INC.

By

Name:

Title:

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Agreement.

Grantee

[Signature Page to Restricted Stock Unit Award Agreement]

Schedule A

Schedule A

See attached.